UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                            (Amendment No. _______)*

                        Cypros Pharmaceutical Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    232808105
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

------------------------                                  ---------------------

CUSIP No. 232808105                     13G                   Page 2 of 4 Pages
------------------------                                  ---------------------


--- ----------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      President and Fellows of Harvard College
--- ----------------------------------------------------------------------------
                                                            (a)             [ ]
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (b)             [ ]
--- ----------------------------------------------------------------------------

3.  SEC USE ONLY

--- ----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--- ----------------------------------------------------------------------------

                       5.     SOLE VOTING POWER
    NUMBER OF                          1,575,000 shares
      SHARES
   BENEFICIALLY     --------- --------------------------------------------------
     OWNED BY
       EACH            6.     SHARED VOTING POWER
    REPORTING                          ----
      PERSON        --------- --------------------------------------------------
       WITH
                       7.     SOLE DISPOSITIVE POWER
                                       1,575,000 shares
                    --------- --------------------------------------------------

                       8.     SHARED DISPOSITIVE POWER
                                      ----
--- ----------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,575,000 shares
--- ----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
--- ----------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      10.8%
--- ----------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
                      EP
--- ----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 4 Pages

                                  SCHEDULE 13G
                                  ------------


   Item 1(a)   Name of Issuer:
                       Cypros Pharmaceutical Corporation

        1(b)   Address of Issuer's Principal Executive Offices:
                       2714 Loker Avenue West
                       Carlsbad, CA 92008

   Item 2(a)   Name of Person Filing:
                       President and Fellows of Harvard College

        2(b)   Address of Principal Business Office or, if none, Residence:
                       c/o Harvard Management Company, Inc.
                       600 Atlantic Avenue
                       Boston, MA  02210

        2(c)   Citizenship:
                       Massachusetts

        2(d)   Title of Class of Securities:
                       Common Stock

        2(e)   CUSIP Number:
                       232808105

   Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                  The reporting person is an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

   Item 4 Ownership:

        4(a)   Amount beneficially owned:
                  1,575,000 shares

        4(b)   Percent of Class:
                  10.8%

        4(c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:
                                1,575,000 shares


                               Page 3 of 4 Pages

               (ii) shared power to vote or to direct the vote:
                                ---------

               (iii)sole power to dispose or to direct the disposition of:
                               1,575,000 shares

               (iv) shared power to dispose or to direct the disposition of:
                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       Not Applicable.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                      By: /s/ Verne O. Sedlacek
                                      -----------------------------
                                          Name: Verne O. Sedlacek
                                          Title: Authorized Signatory


November 7, 1997

                               Page 4 of 4 Pages